Exhibit 10.04


         TENTH AMENDMENT TO LETTER OF CREDIT AGREEMENTS

          THIS TENTH AMENDMENT TO LETTER OF CREDIT AGREEMENTS (this "Amendment"), is made and entered into as of April 15, 2002 (the "Effective Date"), by and among CONSOLIDATED FREIGHTWAYS CORPORATION, a Delaware corporation ("Debtor"), the other Credit Parties signatory to the Letter of Credit Agreement described below (collectively, together with the Debtor, the "Credit Parties") and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("GE Capital").

                      W I T N E S S E T H:

          WHEREAS, Debtor and GE Capital are parties to that certain Letter of Credit Agreement, dated as of April 27, 2001 (as amended to the date hereof, the "Letter of Credit Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Letter of Credit Agreement), and

          WHEREAS,  Debtor,  the  other  Credit  Parties  and  GE
Capital desire to modify the Letter of Credit Agreement in certain respects, all in accordance with and subject to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor, the other Credit Parties and GE Capital do hereby agree as follows:

          1. Waivers. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions to effectiveness specified in Section 8 below, GE Capital hereby waives any Default or Event of Default that has occurred as a result of (i) the violation by the Debtor of
Section 6.8(i) of the Letter of Credit Agreement (as in effect immediately prior to the date of this Amendment) due to the payment by CF Delaware to CFCD 2002 LLC of monthly rent in the amount of approximately $331,000 on or about February 19, 2002,
approximately   $240,000  on  or  about   March   1,   2002   and
approximately $240,000 on or about April 1, 2002, in  each  case, to the extent that such payments were in excess of the amount of rent permitted to be paid by CF Delaware under Section 6.8(i) (as in  effect  immediately prior to the date of this Amendment)  and
(ii) the failure by the Debtor to deliver in a timely manner its annual audited financial statements for fiscal year 2001 (the "Financial Statements") and related reports and certificates as required pursuant to paragraph (a) of Annex E, provided, however,
that  if  the  Financial  Statements  and  related  reports   and
certificates as required by paragraph (a) of Annex E are not delivered by Debtor to Creditor on or prior to April 19, 2002, the foregoing waiver in clause (ii) of this Section 1 will automatically terminate and be null and void without notice to, or any other action by, Debtor, GE Capital or any other Person.

2. Amendment of the Letter of Credit Agreements. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 8 below, the Letter of Credit Agreement is hereby amended as follows:
          A. Section 6.8 to the Letter of Credit Agreement is hereby amended by deleting clause (i) thereof and substituting in lieu thereof a new clause (i) to read in its entirety as follows:

               (i)   the  transfer of the Conveyed Properties  or
          any other real property (provided that such real property does not constitute any of the Collateral, the "Collateral" (as such term is defined in the Revolving Credit Agreement) or the Receivables), by CF Delaware to CFCD 2002 LLC, a Delaware limited liability company ("CFCD 2002 LLC"), and the lease-back of such Conveyed Properties or other real property (provided that such real property does not constitute any of the Collateral, the "Collateral" (as such term is defined in the Revolving Credit Agreement) or the Receivables) by CFCD 2002 LLC to CF Delaware (the "Lease-back Transactions"), provided that (a) the aggregate monthly rent paid or payable by CF Delaware from time to time in connection with such Lease-back Transactions does not at any time exceed the Maximum Monthly Rental
          Amount, (b) all such rent shall be used by the SPE Subsidiaries to pay such principal and interest when due, to make required tax and insurance payments (into escrow or otherwise) and to make the capital contributions to CF Delaware required pursuant to
          Section 3 of the Tenth Amendment, and (c) the proceeds received by CF Delaware from CFCD 2002 LLC in connection with such transfer made (i) on the Eighth Amendment Effective Date, shall be used by CF Delaware to create additional Net Availability under and as defined in the Letter of Credit Agreement, and (ii) after the Eighth Amendment Effective Date, to be used by CF Delaware for working capital and general corporate purposes.

          B. Annex A to the Letter of Credit Agreement is hereby amended by adding in alphabetical order the following definitions:

               "CFCD 2002 LLC Debt Service Amount" means, for any monthly period commencing on and after February 1, 2002, an amount equal to the sum of (i) the aggregate fixed monthly payment of principal and interest under all of the Bayview Indebtedness to the extent expressly permitted under Section 6.3(o), plus (ii) an amount equal to one-twelfth (1/12) of the amount of annual costs for taxes and insurance payments estimated to be due as required under the CFCD 2002 LLC Leases or under the mortgages, in each case, as in effect on the date hereof securing the Bayview Indebtedness.

               "CFCD 2002 LLC Leases" means, collectively, the leases between CF Delaware and CFCD 2002 LLC entered into in connection with the Lease-back Transactions, as in effect on the date of this Amendment.

               "Excess Amount" means, for any monthly period commencing on and after February 1, 2002, the lesser of
          (a) $540,000, subject to adjustments applicable to such monthly period based on changes in the consumer price index as applied to the gross monthly rent under the CFCD 2002 LLC Leases to the extent such adjustments are required under the terms of the CFCD 2002 LLC Leases (but in any event to be limited to an amount not to exceed $750,000 after giving effect to any such adjustments), and (b) an amount equal to (i) the Fixed Rent Amount for such period, subject to adjustments applicable to such monthly period based on changes in the consumer price index to the extent such adjustments are required under the terms of the CFCD 2002 LLC Leases, less (ii) an amount equal to the CFCD 2002 LLC Debt Service Amount, for such period.

               "Fixed Rent Amount" means, for any monthly period commencing on and after February 1, 2002, the amounts set forth on Schedule 1 attached to the Tenth Amendment for such period, representing the aggregate monthly rent payable by CF Delaware, as lessee, under the CFCD 2002 LLC Leases for such period (without any adjustments based on changes in the consumer price index or otherwise).

               "Maximum Monthly Rental Amount" means, for any monthly period commencing on and after February 1, 2002, an amount equal to the sum of (a) CFCD 2002 LLC Debt Service Amount for such period, plus (b) the Excess Amount for such period.

               "Tenth   Amendment"  means  that   certain   Tenth
          Amendment to the Letter of Credit Agreements dated as of April 15, 2002 by and among the Credit Parties and Creditor

          3. Covenants. By no later than the earlier of (i) the last Business Day of each calendar month on and after the date of this Amendment and (ii) the Distribution Date, Debtor shall cause
CFCD 2002 LLC to distribute to CF Delaware as a cash dividend an amount equal to the Excess Amount as defined above in this Amendment. The Excess Amount required to be distributed by CFCD
2002 LLC to CF Delaware on each Distribution Date pursuant to the immediately preceding sentence shall be sent by wire transfer in immediately available funds to the Blocked Account. On a monthly basis  on or prior to each Distribution Date Debtor will  execute and deliver to GE Capital an officer's certificate, in form and substance reasonably satisfactory to GE Capital, showing the computations  of  the  Excess Amount  for  the  relevant  monthly
period.   Debtor  further agrees to promptly (and  in  any  event
within  two Business Days) after request provide GE Capital  with any information or detail as to the calculation of the Excess Amount or any component thereof that GE Capital may reasonably
request.   The failure by any Credit Party to neglect  to  timely
perform, keep or observe any of foregoing covenants shall constitute an immediate Event of Default. As used herein, the term "Distribution Date" means, for each calendar month occurring on and after the date of this Amendment, the date in each such month which is the fifth Business Day following the scheduled date of all monthly payments of principal and interest in respect of the Bayview Indebtedness required to be made by CFCD 2002 LLC.

4. No Other Amendments. Except for the waivers expressly set forth and referred to in Section 1, the amendments expressly set forth and referred to in Section 2, and the covenants set forth in Section 3, the Letter of Credit Agreement shall remain unchanged and in full force and effect. Nothing in this Amendment is intended or shall be construed to be a novation of any of the Letter of Credit Agreement or to affect, modify or impair the continuity or perfection of GE Capital's Liens under the Collateral Documents.

          5. Representations and Warranties. To induce GE Capital to enter into this Amendment, Debtor and each of the other Credit Parties hereby warrant, represent and covenant to GE Capital that: (a) this Amendment has been duly authorized, executed and delivered by Debtor and each Credit Party signatory thereto, (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of this date, and (c) after giving effect to this Amendment, all of the representations and warranties made by Debtor and each Credit Party in the Letter of Credit Agreement are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach in any material respect by Debtor or any Credit Party of any of its representations and warranties contained in this Section 5 shall be an Event of Default under the Letter of Credit Agreement.
6. Ratification and Acknowledgment. Debtor and each of the other Credit Parties hereby ratify and reaffirm each and every term, covenant and condition set forth in the Letter of Credit Agreement and all other documents delivered by such company in connection therewith (including without limitation the other
Letter of Credit Documents to which Debtor or any Credit Party is a party), effective as of the date hereof.
7. Estoppel. To induce GE Capital to enter into this Amendment, Debtor and each of the other Credit Parties hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of Debtor or any Credit Party as against GE Capital with respect to the obligations of Debtor or any Credit Party to GE Capital under the Letter of Credit Agreement or the other Letter of Credit
Agreement Documents, either with or without giving effect to this Amendment.

          8. Conditions to Effectiveness. This Amendment shall become effective, as of the Effective Date, (a) upon receipt by GE
Capital of this Amendment, duly executed, completed and delivered by Debtor and each other Credit Party, in form and substance satisfactory to GE Capital and (b) the Ninth Amendment to Credit
Agreement,  dated  as  of the date hereof, among  Debtor  and  GE
Capital shall have been executed and delivered to GE Capital and be in full force and effect. Upon the effective date of this Amendment, the waivers set forth in Section 1, the amendments set forth in Section 2 and the covenants set forth in Section 3 of this Amendment shall become effective as of the effective date of this Amendment.


          9. Reimbursement of Expenses. Debtor and each of the other Credit Parties hereby agree that Debtor and each of the other Credit Parties shall reimburse GE Capital on demand for all costs and expenses (including without limitation reasonable attorney's fees) incurred by GE Capital in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.
10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK
FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.
11. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Debtor and each of the other Credit Parties hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

          12. Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.
13. Entire Agreement. The Letter of Credit Agreement as amended by this Amendment embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

          [Remainder of page intentionally blank; next page is signature page]


          IN WITNESS WHEREOF, the parties have caused this Tenth Amendment to Letter of Credit Agreements to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.



                         DEBTOR:

                         CONSOLIDATED FREIGHTWAYS CORPORATION


                         By Robert E. Wrightson
                         Name:/s/Robert E. Wrightson
                         Title: Executive Vice President and
                         Chief Financial Officer

                         GENERAL ELECTRIC CAPITAL CORPORATION


                         By /s/Craig Winslow
                         Name:     Craig Winslow
                              Its Duly Authorized Signatory


                         SUBSIDIARY GUARANTORS:


                         CONSOLIDATED FREIGHTWAYS CORPORATION OF
                         DELAWARE


                         By Robert E. Wrightson
                         Name:/s/Robert E. Wrightson
                         Title: Executive Vice President and
                         Chief Financial Officer


                         CF AIRFREIGHT CORPORATION


                         By Robert E. Wrightson
                         Name:/s/Robert E. Wrightson
                         Title: Executive Vice President and
                         Chief Financial Officer


                         REDWOOD SYSTEMS, INC.


                         By:/s/Kerry K. Morgan
                         Name: Kerry K. Morgan
                         Title:  Vice President and Treasurer


                         LELAND JAMES SERVICE CORPORATION


                         By:/s/Kerry K. Morgan
                         Name: Kerry K. Morgan
                         Title:  Vice President and Treasurer

                         CF MOVESU.COM INCORPORATED


                         By:/s/Kerry K. Morgan
                         Name: Kerry K. Morgan
                         Title:  Vice President and Treasurer
                         Schedule 1 --Fixed Rent Amount

        Address               City        Sta    Fixed Rent
                                          te       Amount
1.  21300 Wilmington     Long Beach       CA      $35,400
Ave.
2.  499 Valley Drive     Brisbane         CA      $33,600
3.  2045 East Washington Los Angeles      CA      $44,400
Blvd.
4.  9450 Dowdy Drive     Miramar          CA      $12,800
5.  2200 North Batavia   Orange           CA      $32,450
6.  13645 Live Oak Lane  Pasadena         CA      $13,600
7.  12100 Motague Street San Fernando     CA      $15,500
                         Valley
8.  3355 N.W. 41st       Miami            FL      $25,500
Street
9.  828 West Taft        Orlando          FL      $61,425
Vineland Rd.
10.  6801 N.E. 82nd      Gresham          OR      $18,800
Avenue
11.  2325 South 3200     Salt Lake City   UT      $47,200
West
12.  1200 Wright Avenue  Richmond         CA      $18,700
13.  401 & 517 West      Milwaukee        WI      $35,000
Layton Ave.
14.  300 North Clark     El Paso          TX      $24,800
Drive

        Address               City        Sta    Fixed Rent
                                           te      Amount
1.  4207 Gardner Lane    Kansas City      MO      $50,400
2.  877 Niagra St.       Buffalo          NY      $16,200
3.  1600 S. Warfield St. Philadelphia     PA      $56,400
4.  3955 E. Shelby Dr.   Memphis          TN      $63,525
5.  192 Sweet Hollow Rd. Old Bethpage     NY      $32,400
6.  11 West St.          Brooklyn         NY      $88,800
7.  5025 & 5001 Sunset   Charlotte        NC      $34,500
Rd.
8.  7611 South Airport   Stockton         CA      $11,550
Way
9.  390 Commercial St.   San Jose         CA      $23,800
10.  6050 E. Marginal    Seattle          WA      $59,000
Way
11.  6305 E. 58th St.    Commerce City    CO      $27,225
12.  4111 NE Loop 410    San Antonio      TX       $9,430
13.  835 Gold Street     Manchester       NH       $8,514
14.  1601 Villa Street   Elgin            IL      $16,200
15.  1525 Sams Avenue    Harahan          LA      $15,400
16.  4847 Blaffer St.    Houston          TX      $47,000
17.  130 Woodmont Road   Milford          CT      $10,800
18.  1650 Kleppe Lane    Sparks           NV      $17,850
19.  295 Salem St.       Woburn           MA      $18,300
20.  460 Transport Ct.   Lexington        KY      $13,490
21.  25 Demarest Drive   Wayne            NJ      $25,850
22.  4601 Carey Street   Fort Worth       TX      $31,500
23.  4723 West Hacienda  Las Vegas        NV      $15,375
Ave.
24.  9680 Eagle Ave.     Dearborn         MI      $10,260
25.  606 North Fiske     Spokane          WA      $13,750
Ave.